EXHIBIT 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David A. Neumann and Shelley J. Bacastow, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign a Registration Statement on Form S‑8 relating to 4,959,234 shares of common stock, par value $0.001 per share, of PCTEL, Inc., to be issued under the PCTEL, Inc. 2019 Stock Incentive Plan and the PCTEL, Inc. 2019 Employee Stock Purchase Plan, and any and all amendments (including post-effective amendments), and to file the same, with all exhibits and other documents with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform to all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or the substitutes for such attorneys-in-fact and agents, may lawfully do or cause to be done by virtue of this Power of Attorney.  This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the following persons has signed below as of this 7th day of August 2019.

SIGNATURE	TITLE

/s/ David A. Neumann David A. Neumann	Chief Executive Officer (Principal Executive Officer and Director)

/s/ Kevin J. McGowan Kevin J. McGowan	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Steven D. Levy Steven D. Levy	Director

/s/ Cindy K. Andreotti Cindy K. Andreotti	Director

/s/ Gina Haspilaire Gina Haspilaire	Director

/s/ Cynthia A. Keith Cynthia A. Keith	Director

/s/ Giacomo Marini Giacomo Marini	Director

/s/ M. Jay Sinder M. Jay Sinder	Director